UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 17, 2010

Williams Partners L.P.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-32599	20-2485124
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Williams Center, Tulsa, Oklahoma		74172-0172
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(918) 573-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On February 17, 2010, The Williams Companies, Inc. ("Williams") contributed to Williams Partners L.P. (the "Partnership") ownership interests in certain entities in exchange for consideration which included, among other things, 203 million of the Partnership’s Class C limited partner units (the "Dropdown"). The Class C units automatically converted into the Partnership’s common limited partner units on May 10, 2010. The Partnership’s Amended and Restated Agreement of Limited Partnership provides that if at any time Williams Partners GP LLC (the "General Partner") and its affiliates hold more than 80% of the Partnership’s outstanding common units, the General Partner has the right, but not the obligation, to purchase all of the remaining common units. In connection with the Dropdown, the General Partner and the Partnership entered into a Limited Call Right Forbearance Agreement (the "Forbearance Agreement") pursuant to which the General Partner agreed not to exercise this right unless and until it and its affiliates hold more than 85% of the Partnership’s outstanding common units. The terms of the Forbearance Agreement provided that it will terminate when General Partner and its affiliates hold less than 75% of the Partnership’s outstanding common units. Upon the Partnership’s issuance of 8 million common units on December 17, 2010 pursuant to a public offering, the Forbearance Agreement terminated because the general partner and its affiliates held approximately 74.7% of the Partnership’s common units.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS PARTNERS L.P.

By: Williams Partners GP LLC,
its General Partner

Date: December 21, 2010	By: /s/ La Fleur C. Browne

La Fleur C. Browne
Corporate Secretary